Exhibit 10.1
THE METLIFE, INC. DIRECTOR INDEMNITY PLAN
1.	Purpose of Plan

MetLife, Inc. (the “Company”) has established this Director Indemnity Plan (the “Plan”), effective July 22, 2008. The purpose of this Plan is to affirm the contractual rights to indemnification and expense advancement provided to the Company’s directors in Sections 6.01 through 6.05 of the Company’s Amended and Restated By-Laws in effect as of the date hereof (the “Indemnity By-Laws”) and to provide for expense reimbursement for former directors.

2.	Covered Persons

Each director of the Company serving in such capacity on July 22, 2008 or who subsequently becomes a director of the Company prior to any amendment of the Indemnity By-Laws (each, a “Covered Person”) shall be covered by the Plan.

3.	Indemnification and Expense Advancement
a.	The Indemnity By-Laws are incorporated into this Plan in their entirety. Each Covered Person’s right to indemnification and advancement under the Indemnity By-Laws shall be deemed a contract right upon commencement of the Covered Person’s service as a director.

b.	Notwithstanding anything to the contrary in Section 6.03 of the Indemnity By-Laws, advancement of expenses (including attorneys’ fees) incurred by a Covered Person after his or her service to the Company has ceased shall be paid under Section 6.03 on the same basis as would have been paid to such Covered Person had his or her service as a director of the Company continued. Each Covered Person’s right to such advancement of expenses shall be deemed a contract right upon commencement of the Covered Person’s service as a director.

c.	Any actual or purported amendment, modification or repeal of the rights to indemnification and advancement set forth in this Section 3 shall be prospective only and shall not in any way limit, restrict, eliminate or otherwise adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission existing at or prior to such amendment, modification, or repeal of such rights, or any action, suit or proceeding, whether previously or thereafter brought or threatened, based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
4.	Amendment

This Plan may be amended or terminated by an officer of the Company authorized by the Company’s Board of Directors, provided that no amendment or termination shall affect any rights provided to a Covered Person under Section 3 of this Plan.

5.	Miscellaneous
a.	This Plan is intended to confer on Covered Persons indemnification and advancement rights as described herein to the full extent permitted by applicable laws. In the event any provision herein conflicts with any applicable law, such provision shall be deemed modified only to the extent necessary to resolve the conflict.

b.	This Plan will be binding on the Company and its successors. A Covered Person may not assign any rights under the Plan, other than by will or the laws of descent and distribution. A Covered Person’s rights shall inure to the benefit of and be enforceable by and for the benefit of such Person’s heirs, executors and administrators.

c.	This Plan shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.

d.	This document, including any documents incorporated by reference, constitutes the entire Plan. In the event that one or more of the provisions of this Plan shall become unenforceable, the enforceability of the remaining provisions of this Plan shall not be affected.
IN WITNESS WHEREOF, pursuant to the approval of its Board of Directors, the Company has caused the Plan to be executed by an authorized officer in its name on its behalf.

METLIFE, INC.
By:	/s/ C. Robert Henrikson
C. Robert Henrikson
Chairman, President and Chief Executive Officer
Date: July 22, 2008
WITNESSED:

/s/ Gwenn L. Carr Gwenn L. Carr
Senior Vice President and Secretary

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